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                                                                   EXHIBIT 10.33

                              CONSULTING AGREEMENT

         This Consulting Agreement (this "Agreement") is made as of January 1, 2004 by and between Doral Financial Corporation (the "Company"), a corporation organized pursuant to the laws of the Commonwealth of Puerto Rico, and Richard
F. Bonini (the "Consultant").

                                    RECITALS

         WHEREAS, the Consultant was employed by the Company as Senior Executive Vice President and Chief Financial Officer pursuant to an employment agreement that terminated on December 31, 2003.

         WHEREAS, the Consultant has informed the Board of Directors of the Company that he desired to resign as an employee of the Company effective December 31, 2003.

         WHEREAS, the Consultant has obtained valuable experience in the financial services industry during his many years of employment with the Company and the Company deems it in its best interests to engage the Consultant as a consultant to provide certain services to the Company.

         WHEREAS, the Consultant wishes to accept to be retained by the Company, upon the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the representations, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

         1.1 "AGREEMENT" means this Consulting Agreement, as amended from time to time.

         1.2      "CONFIDENTIAL INFORMATION" means any and all:

                  (a) trade secrets concerning the business and affairs of the Company, data, know-how, ideas, customer lists, market studies and business plans; and

                  (b) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, expansion plans, the names and backgrounds of key personnel, personnel training and techniques and materials); and

                  (c) notes, analysis, compilations, studies, summaries, and other materials prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

         1.3      "EFFECTIVE DATE" means January 1, 2004.

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         1.4      "FISCAL YEAR" means the Company's fiscal year, as it exists on the Effective Date or as changed from time to time.

         1.5 "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         1.6      "PROPRIETARY ITEMS" as defined in Section 5.1(c).

SECTION 2. TERMS AND DUTIES

         2.1 ENGAGEMENT. The Company hereby retains the Consultant, and the Consultant hereby accepts to be retained by the Company, upon the terms and conditions set forth in this Agreement.

         2.2 TERM. The term of engagement under this Agreement will begin on the Effective Date and end on December 31, 2005 (the "Term").

         2.3 DUTIES. The Consultant will have such duties as are assigned or delegated to the Consultant by the Chairman of the Board and the Chief Executive Officer of the Company and will initially assist the Company in identifying new business opportunities, strategic advice regarding the Company's New York banking operations and investor relations. He will also serve as Vice Chairman of the Board of Doral Bank FSB and as Secretary of the Board of Directors of the Company. The Consultant will use his best efforts to promote the success of the Company's business, and will cooperate fully with the Board of Directors and officers of the Company in the advancement of the best interests of the Company.

SECTION 3. COMPENSATION

         3.1 COMPENSATION. The Consultant will be paid an annual fee of $300,000 (the "Fee"), which will be payable in equal monthly installments according to the Company's customary payroll practices. The payment of such Fee shall be subject to any withholding of taxes to the extent required by law.

         3.2 MEDICAL PLAN. The Company will continue to pay all costs related to the Consultant's participation in the Company's medical plan. To the extent the Consultant no longer is eligible to participate in the Company's medical plan, the Company will reimburse the Consultant for the reasonable costs of obtaining his own individual medical coverage.

SECTION 4. FACILITIES AND EXPENSES

         4.1 GENERAL. The Company will furnish the Consultant office space, equipment, supplies, and such other facilities and personnel as the Company deems necessary or appropriate for the performance of the Consultant's duties under this Agreement. The Company will pay on behalf of the Consultant (or reimburse the Consultant for) reasonable expenses incurred by the Consultant at the request of, or on behalf of, the Company in the performance of the Consultant's duties pursuant to this Agreement in accordance with applicable Company policy.

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SECTION 5. NON-DISCLOSURE COVENANT

         5.1 AGREEMENTS OF THE CONSULTANT. In consideration of the compensation to be paid to the Consultant by the Company under this Agreement, the Consultant covenants as follows:

                  (a) During and following the Term, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

                  (b) The foregoing obligation does not apply to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

                  (c) The Consultant will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of the Consultant's duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that all of the Proprietary Items are the exclusive property of the Company. Upon termination of this Agreement or upon the request of the Company during the Term, the Consultant will return to the Company all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, abstracts, or other physical embodiment of any of the Proprietary Items.

SECTION 6. NON-COMPETITION

         6.1 ACKNOWLEDGMENT BY THE CONSULTANT. The Consultant acknowledges that: (a) the services to be performed by him under this Agreement are of a special character; (b) the Company competes with other businesses that are or could be located in any part of the Commonwealth of Puerto Rico or in the New York City metropolitan area; (c) the Company has required that the Consultant make the covenants set forth in this Section 6 in consideration for the Consultant's engagement hereunder; and (d) the provisions of this Section 6 are reasonable and necessary to protect the Company's business.

         6.2 COVENANT NOT TO COMPETE. During the term of this Agreement, you will not, without the prior written consent of the Company's Chief Executive Officer or Audit Committee, accept employment or render service to any person, firm or corporation in competition with the Company, or any affiliate thereof for any purpose which would be directly competitive with the mortgage banking, banking, insurance or securities business of the Company and its affiliates within Puerto Rico or with the Company's retail banking and mortgage banking business in New York City; provided, however, that anything in this Agreement to the contrary notwithstanding the provisions of this Agreement will not restrict you from continuing to service as a director of Fundex Corporation or investing in loans or loan participations to be made by Fundex Corporation or investing in real estate development projects. An investment not exceeding 5% of the outstanding stock in any corporation regularly traded on any national securities exchange or in the over-the-counter market shall not be deemed to violate this provision, provided that you shall not render any services for such corporation.

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SECTION 7. GENERAL PROVISIONS

         7.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. The Consultant acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.

         7.2 REPRESENTATIONS AND WARRANTIES BY THE CONSULTANT. The Consultant represents and warrants to the Company that the execution and delivery by the Consultant of this Agreement do not, and the performance by the Consultant of the Consultant's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Consultant; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Consultant is a party or by which the Consultant is or may be bound.

         7.3 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         7.4 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Consultant under this Agreement, being personal, may not be delegated or assigned.

         7.5 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                  If to the Company:         Doral Financial Corporation
                                             1451 F.D. Roosevelt Avenue
                                             San Juan, Puerto Rico 00920-2717
                                             Attention:  Chairman of the Board

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                  If to the Consultant:      Richard F. Bonini
                                             2 Adele Court
                                             Amawalk, New York 10501

         8.6 INDEPENDENT CONTRACTOR. Notwithstanding anything to the contrary contained herein, Consultant shall be an independent contractor performing the functions set forth in this Agreement. Nothing contained herein shall be deemed to create any association, partnership, joint venture, or relationship of master and servant, or employer or employee between the parties hereto or any affiliates or subsidiaries thereof, or to provide either party with the right, power and authority, whether express or implied, to create any such duty or obligation or behalf of the other party.

         8.7 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         8.8 APPLICABLE LAW. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the Commonwealth of Puerto Rico.

         8.9 ARBITRATION. Any dispute under this Agreement shall be submitted to arbitration in New York, New York under the rules of the American Arbitration Association.

         8.10 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         8.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         8.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         8.13 TAXES. Consultant shall be solely responsible for paying any income and any other taxes or licenses applicable to Consultant, its business and its services.

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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date above first written above.

DORAL FINANCIAL CORPORATION                         CONSULTANT

By:  /s/ Salomon Levis                              By: /s/ Richard F. Bonini
   -------------------------                           -------------------------
Name:  Salomon Levis                                Name: Richard F. Bonini
Title: Chairman of the Board and
       Chief Executive Officer

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